November 2016

Homeland Energy Solutions Newsletter

Inside this issue:

Remembering David Finke, CFO

It is with great sadness that we inform you of the passing of one of our employees, Dave Finke. Dave passed away Sunday morning, October 30th. Dave was a valued member of the executive management team since April 2011.



Dave leaves behind many memories and friends at Homeland along with personal/business connections he has made along the way.

When Dave wasn't working, he loved the outdoors, enjoyed boating and snowmobiling and was an avid Hawkeye Fan. Dave was also an assistant football coach for the Waverly-Shell Rock Schools. But most of all, he loved spending time with his wife Tiffany, and their 3 boys.

Please keep Dave's family in your thoughts as they go through this difficult time.

From the CEO Desk:

The sudden and tragic loss of Dave Finke was certainly one of the saddest events of my career. I truly will miss one of the most thoughtful people I have ever known and will miss his constant reminder of balance one needs in their life. During this very difficult time I want to say we should all be very proud of how well the employees supported each other and lifted one another's spirit in order to move to the next day. With the help of Christy Marchand, we will able to make all of our SEC filing deadlines, board meeting preparations and pay our invoices in a normal timeframe. Tremendous thank you to the entire Homeland team.

We continue to show steady improvement in the plant operations with production running over seven million gallons above last year. We continue to have record low natural gas usage and most recently we have steadily improved our ethanol yield to record levels. The corn oil yield is also at an all time as well and the electrical usage is trending well below last year. All key operating parameters in the plant are running better than last year.

The plant expansion evaluation is well under way and we expect to have our final business proposal for the board to review in the next 30 days. We have been gathering information to be sure we have an accurate cost estimate for capital expenditure and identify any potential permitting issues.

-James Broghammer, CEO

CAPITAL PROJECTS UPDATE





The Turbine Project continues to track on schedule and on budget. It is scheduled to come on-line the second half of December.

BOARD NOMINEES NEEDED-

Nominations are currently being accepted for individuals interested in serving on the Homeland Energy Solutions Board of Directors. Two positions will be voted on at the 2017 annual meeting. The seats are currently being held by Randy Bruess and Mathew Driscoll. Individuals interested in being nominated should go to our website (www.homelandnergysolutions.com) and print off an application or contact Katherine Balk, HR Manager, at the Homeland's office. Applications will be accepted until January 1st, 2017.

STAN'S THOUGHTS

Several thoughts cross my mind as I think about what I might add to this newsletter this quarter so I apologize for the rambling.

One of my first and foremost thoughts is the loss of a good friend and fellow manager at Homeland- Dave Finke. He will be missed in our office infinitely. Everything else seems of very little importance when you lose someone like Dave but we must go on. I can just hear Dave say, "Come on Wubbena, Get on with it – enough about me."

What a surprise with the fall weather! In September, we didn't think the rain would end, fields were wet and many thought we were in trouble for a tough harvest. As it turned out, weather turned nice for the harvest, yields were very good, and we have a lot to be thankful for.

One thing that is concerning with this crop, is the presence of molds and toxins in the corn. We are testing for levels of vomitoxin in corn receipts. If these toxins pass thru our process into the distillers, it would be harmful to livestock. So far, we have not had high levels, but many neighboring plants have had some issues. Please be aware that these toxins can grow in corn in storage. Keeping corn good and cold is one way to slow down this from happening. Run those fans.

Corn prices haven't surprised us. Big yields most often have the market talking about huge carry outs and low prices. The good news is low prices bring good demand. Our corn exports are better than expected. Ethanol exports are strong resulting in good corn demand in our ethanol industry. Possibly it's not all gloom and doom regarding corn prices. I know our plant is grinding at maximum and will need to buy a lot of corn in the coming months.

As always, THANKS FOR YOUR CORN BUSINESS- it all starts with the corn here at Homeland. Happy Holidays!

HOMELAND ENERGY SOLUTIONS FINANCIALS — Q3 2016

The third quarter for Homeland ended on Sept. 30th and results were astonishingly comparable to last year. Margins continued to improve through the quarter in combination with record levels of ethanol production and corn oil extraction both of which helped increase Homeland's cash balance.

In October, the Homeland Board of Directors voted unanimously to distribute a distribution of $289/unit. This distribution represents a one-time return of capital and excess liquidity not needed to maintain a healthy working capital balance. Based on financial forecasts, we anticipate that we will have sufficient cash from our revolving loans and cash from our operations to continue to operate the ethanol plant at capacity for the next 12 months and beyond. We do not anticipate seeking additional equity or debt financing in the next 12 months for working capital needs. This distribution was issued to members the last week of October.

Please see a summary of the Company's financial performance below or you may find a more detailed version of the quarterly report available on the HES or SEC website.

As the year begins to wind down we all begin to think about taxes. The preliminary figure shows taxable income for 2016 of $373 per unit and a DPAD (Domestic Production Activities Deduction) deduction of $34 per unit. As a reminder, distributions from a partnership are typically not taxable as income to members.

-Christy Marchand
Interim CFO

"The preliminary figure shows taxable income for 2016 of $373 per unit and a DPAD (Domestic Production Activities Deduction) deduction of $34 per unit. As a reminder, distributions from a partnership are typically not taxable as income to members."

BALANCE SHEET					
		9/30/16	06/30/16	03/31/16	12/31/15
Current Assets	$	88,300,227	83,905,464	77,840,861	76,603,773
Property & Equipment		109,501,142	107,329,596	106,495,187	105,720,228
Other Assets		4,343,778	4,358,018	4,367,623	4,668,228
Total Assets		202,145,147	195,593,078	188,703,671	186,992,229
Current Liabilities	$	36,995,461	35,239,656	37,091,489	37,661,346
Long-term Liabilities		157,992	157,992	157,992	350,059
Total Members' Equity		164,991,694	160,195,430	151,454,190	148,980,824
Total Liabilities & Equity		202,145,147	195,593,078	188,703,671	186,992,229
Book Value – 64,585 Outstanding Membership Units		2,555	2,480	2,345	2,306
Book Value – 90,445 Outstanding Membership Units		1,824	1,771	1,674	1,647

INCOME STATEMENT		3 Months Ended		9 Months Ended	
		9/30/16	9/30/15	9/30/16	09/30/15
Revenue	$	64,675,851	67,305,574	196,132,720	201,725,396
Cost of Goods Sold		55,045,329	58,081,849	174,855,824	180,370,248
Operating Expenses		1,126,987	787,789	2,697,754	2,657,247
Operating Income		8,503,535	8,435,936	18,579,142	18,697,901
Other Income (Loss)		167,829	176,731	1,306,828	852,224
Net Income		8,671,364	8,612,667	19,885,970	19,550,125
Net Income Per Unit (64,585)	$	134	133	308	303

2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us

ETHANOL—DRIVING AMERICA'S ENERGY FUTURE


Homeland Energy Solutions
D A F
P W P

"Gone but not forgotten." Homeland employees remember Dave Finke and Paul Packard on their hard hats.

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BILLIONTH GALLON CELEBRATION

Homeland Energy had a beautiful day and an excellent turnout at it's Open House to celebrate the production of its **One Billionth** gallon of Ethanol on October 22nd, 2016. Thank you everyone who made this day one to remember and for the continued support in Homeland Energy Solutions LLC.





Homeland Energy Solutions

1,000,000,000 Billionth Gallon